UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2009

SOLAR THIN FILMS, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13549 (Commission File Number)	95-4359228 (IRS Employer Identification No.)

25 Highland Blvd., Dix Hills, New York 11746 Telephone No.: (516) 417-8454 (Address and telephone number of Registrant's principal executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

ྎ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

ྎ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

ྎ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

ྎ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

As previously reported by Solar Thin Films, Inc. (the “Company”) in its periodic filings made with the Securities and Exchange Commission (the “SEC”), during the year ended December 31, 2008, Solar Thin Power, Inc., a then majority owned subsidiary of the Company (“Solar Thin Power”), acquired a 15% equity interest in CG Solar (the “Equity Interest”), formerly WeiHai Blue Star Terra Photovoltaic Co., Ltd, a Sino-Foreign Joint Venture Company organized under the laws of the People’s Republic of China for $1,500,000, as part of the Company’s business strategy to take a minority interest in its customer base and to secure module supply for planned power projects to improve the chances of securing contracts.

As previously reported by the Company in its Current Report on Form 8-K which was filed with the SEC on July 16, 2009, effective as of June 30, 2009, Solar Thin Power was merged with and into the Company.

On September 16, 2009, the Company consummated the sale and transfer of the Equity Interest to Innofast Investments Limited (the “Transferee”) pursuant to an equity transfer agreement dated as of September 16, 2009 with Renewable Energy Solutions, Inc. and the Transferee under which the Company received gross proceeds of $1,350,000.  As part of the transaction, Renewable Energy Solutions, Inc. (“RESI”), another former equity owner of CG Solar, sold its equity to the Transferee and assigned its $450,000 payment to the Company in order to retire accounts payable owed by RESI to the Company’s Kraft Elektronikai Zrt subsidiary.  As a result, the Company received a total of $1,800,000 from the transaction.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

 (c) Shell company transactions.

Not applicable.

(d) Exhibits.

Exhibit Number	Description
10.1	Equity Transfer Agreement dated as of September 16, 2009 by and among Solar Thin Films, Inc., Renewable Energy Solutions, Inc. and Innofast Investments Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR THIN FILMS, INC.

Date: September 22, 2009	By:	/s/ Robert M. Rubin
Robert M. Rubin
Chief Executive Officer